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                                                                      Exhibit 99
                                 FIRST AMENDMENT
                                     TO THE
                               GENICOM CORPORATION
                             1997 STOCK OPTION PLAN




         FIRST AMENDMENT, dated as of December 14, 1997, to the GENICOM Corporation 1997 Stock Option Plan (the "Plan"), by GENICOM Corporation (the "Company").

         The Company maintains the Plan, as adopted effective March 19, 1997. On December 14, 1997, the Board of Directors unanimously approved a resolution to increase the number of shares issuable under the Plan by 600,000 shares. In accordance with Section 9 of the Plan, such resolution was approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on May 20, 1998.

         NOW, THEREFORE, the Plan is amended as follows:

         I. Section 3 is amended by revising the first sentence in its entirety to read as follows:

         Subject to Section 10 of the Plan, the total shares of Company Stock for which Options may be granted under the Plan shall not exceed in the aggregate 900,000 shares of Company Stock, plus the number of shares of Company Stock for which options have not been granted under the Previous Plan as of the Effective Date.



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